M/N  MIDDLETOWN/NORWALK


               CL&P and UI File Projected Middletown/Norwalk
               ---------------------------------------------
                         Costs with Siting Council
                         -------------------------

      Estimated $840 Million to $990 Million to build proposed project
      ----------------------------------------------------------------


Contact:       Frank Poirot (CL&P)             Marcia Wellman (UI)
Office:        (860) 665-3409                  (203) 444-2161
After Hours:   (800) 286-2000                  (203) 444-2161


         BERLIN and NEW HAVEN, Connecticut, December 28, 2004 - It will cost an estimated $840 million to $990 million to build Connecticut Light & Power's (CL&P) and United Illuminating's (UI) proposed Middletown/Norwalk Transmission Project, according to a filing today with the Connecticut Siting Council. The expansion of the electrical grid is needed to help meet the current and future energy needs of southwest Connecticut and the region.

         The cost estimate has been updated to reflect current costs associated with changes needed to address technical issues introduced by the extensive amount of underground transmission being proposed (45 miles of overhead and 24 miles of underground construction) and a two-year delay in the project in-service date from 2007 to 2009. The variation in the cost range is due to unknown soil and rock conditions that may be encountered during construction and a provision for other contingencies. The low end of the new estimate is more than $200 million higher than originally estimated in the companies' 2003 application. Additional steps to lower magnetic fields along the overhead portion of the proposed route would add between $70 million and $80 million to the estimated cost.

         The filing also says that two other alternatives would cost less than the proposed route. These alternatives are more controversial locally as they rely on more miles of overhead construction. The first alternative would involve installing 60 miles overhead and 13 miles underground and would cost and estimated $810 million to $950 million. The second alternative would involve installing 72 miles overhead and four miles underground at an estimated cost of $750 million to $860 million.

          "Last week, the companies provided the Connecticut Siting Council with three reliable alternatives to meet the area's electric needs," said Anthony Vallillo, UI's president and chief operating officer. "This filing provides the costs of each alternative, so the Siting Council can make a fully informed decision."

         "While everyone acknowledges the urgent need for the project, the current debate is focused on how much of the line should be buried," said David
H. Boguslawski, CL&P's vice president, transmission business. "We stand ready to build any of the technically feasible alternatives."


                                     (more)

           Today's filing updates cost estimates necessitated by project changes recommended last week by the Reliability and Operability Committee
(ROC). The committee, composed of representatives of CL&P, UI and ISO New England, announced that it, and its consultants, reached a consensus that installing 24 miles of underground cable will work, as part of the proposed 69 mile route. The committee also reported it cannot support undergrounding beyond the 24 miles because additional underground cable introduces unacceptable risks to the integrity and reliability of the grid. The ROC was created in June 2004 after concerns were raised about maximizing the use of underground cable in the Middletown/Norwalk Project.

         The Connecticut Siting Council is scheduled to hold hearings on the proposal and the alternatives on January 11 and 13, 2005. A ruling on the proposed project is expected by April 7, 2005.

                                   # # #



The Connecticut Light and Power Company (CL&P) has been part of everyday life in Connecticut for more than 100 years, providing safe and reliable electric service to homes, neighborhoods and businesses. With more than 1.1 million customers in 149 cities and towns, CL&P is an active member in the communities it serves, offering programs in energy conservation, economic development and environmental education. CL&P is part of the Northeast Utilities System (NYSE:
NU). For more information, please visit www.cl-p.com.

UI, The United Illuminating Company, was formed in 1899 when the Bridgeport Electric Company merged with the New Haven Electric Company. UI is a regional distribution utility providing electricity and energy-related services to more than 320,000 customers in the Greater New Haven and Greater Bridgeport areas.